EXHIBIT 12

                           FINOVA CAPITAL CORPORATION
                 COMPUTATION OF RATIO OF INCOME TO FIXED CHARGES
                             (Dollars in Thousands)


                                  ---------------------------------------
                                       Three Months Ended March 31,
                                  ---------------------------------------
                                                             1998
                                      1999                 restated
                                  -------------------  ------------------
Income before income  taxes       $         82,772       $         66,686
Add fixed charges:
 Interest expense                          131,183                110,280
 One-third rentals                           1,111                    926
                                  -------------------  ------------------
   Total fixed charges                     132,294                111,206
                                  -------------------  ------------------
Income as adjusted                $        215,066       $        177,892
                                  -------------------  ------------------
Ratio of income to fixed charges              1.63                   1.60
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